Exhibit 3.14
OPERATING AGREEMENT OF LIMITED LIABILITY COMPANY
OF
INSTALLATION TECHNICIANS, LLC
A FLORIDA LIMITED LIABILITY COMPANY
     Dycom Investments, Inc., a Delaware corporation (the “Member”) hereby forms a limited liability company pursuant to and in accordance with the Florida Limited Liability Company Act, Chapter 608, Florida Statutes (the “Act”), and hereby declares the following to be the Operating Agreement of such limited liability company:
     1. Name. The name of the limited liability company formed hereby (the “Company”) is Installation Technicians, LLC. The Board of Directors (as hereinafter defined) may change the name of the Company upon ten (10) business days’ notice to the Member.
     2. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Florida. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
     3. Term. The term of the Company commenced on the date hereof, being the date the Articles of Organization of the Company was filed at the Department of State of the State of Florida, and shall continue until the winding up and liquidation of the Company is completed and its business is terminated following a dissolution event, as provided in Section 15 hereof.
     4. Registered Office. The registered office of the Company in the State of Florida is located at c/o Dycom Industries, Inc. 4440 PGA Blvd., Suite 500, Palm Beach Gardens, Florida 33410.
     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Florida is Richard L. Dunn, c/o Dycom Industries, Inc., 4440 PGA Blvd., Suite 500, Palm Beach Gardens, Florida 33410, or any successor as appointed by the Board of Directors.
     6. Admission of Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Articles of Organization with the Department of State of the State of Florida, Dycom Investments, Inc. is admitted as the sole Member of the Company in respect of the Interest (as hereinafter defined) being acquired hereunder.
     7. Interest. The Company shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act, the “Interest”) that shall not be certificated, and shall include any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. Simultaneously with the execution of this Agreement, the sole Interest of the Company is hereby issued to the Member.
     8. Capital Subscriptions. The Member may contribute to the Company such money or property as it shall from time to time decide.

     9. Tax Characterization and Returns. It is the intention of the Member that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Articles of Organization and this Agreement are to be construed so as to preserve that tax status. The Board of Directors is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.
     10. Management.
          (a) Board of Directors. The management of the Company shall be vested in a Board of Directors (the “Board of Directors”) elected by the Member. The total number of members on the Board of Directors (the “Directors”) shall initially be three unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member. The Member hereby elects as the Directors of the Company the individuals set forth on Exhibit A attached hereto, who shall serve until their respective successors are elected and qualified. A Director shall remain in office until removed by a written instrument signed by the Member or until such Director resigns in a written instrument delivered to the Member or such Director dies or is unable to serve. In the event of any such vacancy, the Member may fill the vacancy. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Directors shall act by the affirmative vote of a majority of the total number of Directors. Each Director shall perform his or her duties as such in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of serving or having served as a Director. A Director shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.
          (b) Meetings and Powers of Board of Directors. The Board of Directors shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Any action required to be taken at a meeting of the Board of Directors or any action that may be taken at a meeting of the Board of Directors, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 10, the Board of Directors may take without a meeting any action that may be taken by the Board of Directors under this Agreement if such action is approved by the unanimous written consent of the Directors.
     Except as otherwise provided in this Agreement, all powers to manage the business and affairs of the Company shall be exclusively vested in the Board of Directors and the Board of Directors may exercise all powers of the Company and do all such lawful acts as are not by statute, the Articles of Organization or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Directors deems necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Directors’ power and authority.

          (c) Officers. The Company shall have officers who are appointed by the Board of Directors. The officers of the Company may include a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. The officers of the Company shall be as set forth on Exhibit B attached hereto. The powers and duties of the officers shall be as follows:
     The President. The President shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.
     The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President.
     The Secretary. The Secretary shall attend meetings of the Board of Directors and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.
     The Assistant Secretaries. Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Secretary.
     The Treasurer. The Treasurer shall have custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.
     The Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Treasurer.
     Each of the officers and Directors of the Company shall be an “authorized person” within the meaning of the Act for purposes of executing and filing the Certificate of Formation of the Company.
          (d) Indemnification of the Member, Directors and Officers.
               (1) Indemnification. The Company shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a Member, Director or officer of the Company, or is or was serving at the request of the Company as a Director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise. The Company may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise.
               (2) Advancement of Expenses. With respect to any person made or threatened to be made a party to any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a Member, Director or officer of the Company, the Company shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that the payment of expenses (including attorneys’ fees) incurred by such person in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such person is not entitled to be indemnified for such expenses under this Section 10 or otherwise; and further provided that with respect to a Proceeding initiated against the Company by a Member, Director or officer of the Company (including a person serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise), such Member, Director or officer shall be entitled under this Section to the payment of expenses (including attorneys’ fees) incurred by such person in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Company in connection with such Proceeding in advance of the final disposition of such proceeding only if such proceeding was authorized by the Board of Directors of the Company. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, the Company may, in its discretion and upon such terms and conditions, if any, as the Company deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.
               (3) Claims. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a Member, Director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, the rights to indemnification and to the advancement of expenses conferred in subsections (1) and (2) above shall be contract rights. If a claim under subsection (1) or (2) above with respect to such rights is not paid in full by the Company within sixty days after a written demand has been received by the Company, except in the case of a claim for an advancement of expenses by an officer, Director or Member of the Company, in which case the applicable period shall be twenty days, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Company seeks to recover an advancement of expenses shall also be entitled to be paid the expenses (including attorneys’ fees) of prosecuting or defending such suit. In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not in a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder) it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. In any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the person from whom the Company seeks to recover an advancement of expenses has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification hereunder (including any suit seeking to enforce a right to the advancement of expenses hereunder) or any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, neither the failure of the Company to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor an actual determination by the Company that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit. In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Company seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Section 10 or otherwise shall be on the Company.
               (4) Non-exclusive Rights. The indemnification and advancement of expenses provided in this Section 10 shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such Member, Director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
               (5) Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10 or otherwise.

          (e) Rights and Powers of the Member. The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Directors, officers, or otherwise) in connection with any of the following matters without the written consent of the Member:
               (1) the dissolution or liquidation, in whole or in part, of the Company, or the institution of proceedings to have the Company adjudicated bankrupt or insolvent;
               (2) the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;
               (3) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;
               (4) the merger of the Company with any other entity;
               (5) the sale of all or substantially all of the Company’s assets; or
               (6) the amendment of this Agreement.
     11. Distributions. The Board of Directors may cause the Company to distribute any cash held by it which is neither reasonably necessary for the operation of the Company nor in violation of the Act to the Member at any time.
     12. Assignments. The Member may assign all or any part of its Interest in the sole discretion of the Member. Any transferee of all or any portion of an Interest shall automatically be deemed admitted to the Company as a substituted Member in respect of the Interest or such portion thereof transferred by the transferring Member and the transferring Member shall be deemed withdrawn in respect of such Interest or portion thereof; provided, in any event, that the transferee must agree in a document or instruction reasonably acceptable to the Board of Directors to be bound by the terms of this Agreement.
     13. Withdrawal. The Member may withdraw from the Company at any time. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its Interest, determined as of the date it ceases to be a Member.
     14. Additional Members. Additional Persons may be admitted as Members in the Company only with the consent of the Member.
     15. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the Company under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership the Member, then the Company shall not be dissolved and its affairs shall not be wound up.
     16. Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 15 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member, and the Member, the Board of Directors, and the officers shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Member, the Board of Directors, and the officers until such time as the property of the Company has been distributed pursuant to this Section 16 and the Certificate of Formation has been cancelled pursuant to the Act. The Board of Directors shall be responsible for overseeing the winding up and dissolution of the Company. Upon the occurrence of an event set forth in Section 15 hereof, the Board of Directors shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, to the Member, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 608.444 of the Act.
     17. Certificate of Cancellation. Upon completion of the winding up and liquidation of the Company in accordance with Section 16 hereof, any Director or officer shall promptly cause to be executed and filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Directors deems such or any similar filing to be necessary or advisable
     18. Compensation. No Member, Director or officer shall receive compensation for services rendered to the Company. The Company shall reimburse the Member, any Director or any officer for all expenses incurred and paid by any of them in the organization of the Company and in the conduct of the Company’s business. The Board of Director’s sole determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company.
     19. Limited Liability. No Member, Director or officer shall have any liability for the obligations of the Company except to the extent required by the Act.
     20. Amendment. This Agreement may be amended only in a writing signed by the Member.
     21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
     22. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.
     23. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the non-exclusive jurisdiction of any Florida State court or Federal court sitting in West Palm Beach, Florida in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
     24. Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 24, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s Articles of Organization or operating agreement.
     IN WITNESS WHEREOF, the undersigned has caused this Operating Agreement of Limited Liability Company to be executed as of the 25th day of November, 2002.

DYCOM INVESTMENTS, INC.

By:	/s/ RICHARD L. DUNN

Name: Richard L. Dunn
Title: Vice President, Treasurer

EXHIBIT A
INITIAL DIRECTORS
Steven Nielsen
Richard L. Dunn
Gerald W. Hartman

EXHIBIT B
INITIAL OFFICERS

Gerald W. Hartman	President
Jim Presley	Vice President
David L. Smith	Vice President
Linda S. Noell	Secretary
Steven Nielsen	Vice President
Richard L. Dunn	Assistant Secretary and Treasurer
John B. de Vaux Jr.	Assistant Treasurer